Exhibit 10.2

EXECUTION COPY

TRADEMARK AND TRADE NAME LICENSE AGREEMENT

This TRADEMARK AND TRADE NAME LICENSE AGREEMENT is dated as of October 10, 2008 (the “Agreement”), between Misys plc, a public limited company organized under the laws of England, having a principal place of business at One Kingdom Street, London W2 6BL, United Kingdom (“Licensor”), and Misys Healthcare Systems, LLC, a North Carolina limited liability company, having its principal place of business at 8529 Six Forks Road, Raleigh, North Carolina 27615 (“Licensee”). Licensor and Licensee are referred to herein collectively as “Parties” and each individually as a “Party”.

W I T N E S S E T H :

WHEREAS, Licensor is the owner of the trade name “MISYS” (the “Licensed Name”) and certain trademarks and service marks consisting of or incorporating the designation “MISYS,” identified in the schedule attached hereto as Schedule A, and has applied for and registered such trademarks and service marks in the United States (the “Territory”) (such trademarks and service marks and such registrations and applications, together with any and all common law rights pertaining thereto, are referred to collectively as the “Licensed Marks”) for use in Licensor’s business;

WHEREAS, Licensor is the owner of the domain names listed on Schedule B hereto (the “Licensed Domain Names” and together with the Licensed Name and the Licensed Marks, the “Licensed Property”);

WHEREAS, at the Closing (as defined in the Agreement and Plan of Merger, dated as of March 17, 2008, by and among Licensor, Licensee, Allscripts Healthcare Solutions, Inc., a Delaware corporation, having its principal place of business at 222 Merchandise Mart, Suite 2024, Chicago, IL 60654 (“Allscripts”) and Patriot Merger Company, LLC, a North Carolina limited liability company (the “Merger Agreement”)), Licensor will own, directly or indirectly, 54.5% of the equity interests in Allscripts on a fully-diluted basis (as determined pursuant to the Merger Agreement);

WHEREAS, Licensor previously licensed Licensee the right to use the Licensed Marks in connection with Licensee’s healthcare information technology products and services, pursuant to the Trademark License Agreement, effective as of May 7, 2004 between Licensor and Licensee (the “Existing License”), and Patriot Merger Company, LLC, a wholly-owned subsidiary of Allscripts is merging as of the date hereof with and into Licensee with Licensee as the surviving company (the “Merger”);

WHEREAS, entering into this Agreement is a condition to effecting the Merger;

WHEREAS, in connection with the Merger, the Parties have decided to replace the Existing License with this Agreement to more clearly set forth the rights and obligations of each Party;

WHEREAS, Licensee desires to use, and Licensor is willing to license Licensee to use, the Licensed Marks in connection with Licensee’s healthcare information technology products and services and such other products and services as the Parties may agree (such products and services together with any permitted sublicensee’s healthcare information technology products and services, the “Products and Services”), to use the Licensed Name in connection with Licensee’s business of providing Licensee’s healthcare information technology products and services (the “Licensed Business”), and to use the Licensed Domain Names in connection with the Licensed Business under the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Grant of License.

1.1. Grant of Trademark License. Subject to the terms and conditions contained herein, Licensor hereby grants to Licensee, and Licensee hereby accepts, a nonexclusive, nonassignable, royalty-free license to use the Licensed Marks in connection with the marketing, promotion, advertisement, distribution and sale of the Products and Services of Licensee in the Territory.

1.2. Grant of Trade Name License. Subject to the terms and conditions contained herein, Licensor hereby grants to Licensee, and Licensee hereby accepts, a nonexclusive, nonassignable, royalty-free license to use the Licensed Name in its corporate name and trade name solely in the form of “Allscripts Misys” with or without one or more additional words (e.g., “Allscripts-Misys Healthcare Solutions”) and a corporate-form identifier such as “Inc.” or “LLC”, as applicable, in connection with the operation of the Licensed Business in the Territory.

1.3. Grant of License to Domain Names. Subject to the terms and conditions contained herein, Licensor hereby grants to Licensee a nonexclusive, nonassignable, royalty-free license to use the Licensed Domain Names in connection with the operation of the Licensed Business in the Territory. The Parties agree that the ability of a third party to access the websites operated under the Licensed Domain Names from outside of the Territory shall not be deemed a breach of this Agreement, provided such websites are not targeted to persons or entities outside of the Territory and to the extent that a person or entity is identified as being outside of the Territory, Licensee does not provide Products or Services and does not permit any Sublicensee to provide Products or Services outside of the Territory. In the event of any doubt as to where such person or entity is located, Licensee shall, and shall cause any Sublicensee to, obtain written confirmation from such person or entity that it is located and operating in the Territory. Licensor shall designate a person specified by Licensee as the “technical contact” for each Licensed Domain Name to the extent necessary to permit access to the associated website.

1.4. Restrictions on Use.

(a) Except for use of Allscripts’ color scheme of red, black and grey, which may be used for the Licensed Marks other than “Misys” used alone, “Misys” in combination with the “M” logo and the “M” logo, Licensee shall not change or modify the Licensed Property, or create any design variation of the Licensed Property, without the prior written consent of Licensor.

(b) Except for the word “Allscripts”, Licensee shall not join any name, mark or logo with the Licensed Property so as to form a composite trade name or mark, without obtaining the prior written consent of Licensor.

(c) Licensee shall not use any other name or mark that is confusingly similar to the Licensed Property, provided, however, that use of the word “Allscripts” with the secondary words in the Licensed Marks (e.g., Tiger), with or without the word “Misys”, will not be considered confusingly similar.

1.5. Changes in Licensed Marks. Upon written notice to Licensee, Licensor may, from time to time in its sole discretion, elect to (a) discontinue any Licensed Marks or Licensed Domain Names and/or (b) replace any Licensed Marks or Licensed Domain Names with or use new or different trademarks or service marks or domain names (“New Marks”) with respect to the Products and Services or the Licensed Business. Upon such election, any such New Marks may be designated Licensed Property by Licensor and if designated as such shall be subject to the terms of this Agreement, and Schedule A shall be deemed amended automatically to include such New Marks. In the event Licensor discontinues any Licensed Property or introduces a New Mark, Licensee shall have a reasonable period of time, not to exceed six (6) months, to cease use of such discontinued Licensed Property or begin use of such New Mark.

1.6. Sublicenses.

(a) Subject to the terms and conditions contained herein, Licensee may grant a sublicense of its rights hereunder to any Affiliate (defined as any entity that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Licensee, whether by contract, possession (directly or indirectly) of power to direct or cause the direction of the management or policies of such entity or the ownership (directly or indirectly) of securities or other interests in such entity) (each permitted sublicensee, a “Sublicensee”) as follows:

(i) Licensee may grant a sublicense to each Sublicensee to use the Licensed Marks in connection with such Sublicensee’s healthcare information technology products and services in the Territory;

(ii) Licensee may grant to each Sublicensee a sublicense to use the Licensed Name solely in the form(s) set forth on Schedule C as Schedule C may be amended from time to time by mutual agreement of Licensor and Licensee and solely in connection with the operation of such Sublicensee’s healthcare information technology products and services business in the Territory (each, a “Sublicensee Business”);

(iii) Licensee may grant to each Sublicensee a sublicense to use the Licensed Domain Names in connection with its Sublicensee Business in the Territory.

(iv) The grant of any sublicense hereunder shall be conditioned on such Sublicensee having first executed a copy of the Sublicensee Acknowledgement set forth as Exhibit A.

(b) Any such sublicense shall be made on, and subject to, all applicable terms and conditions of this Agreement with respect to the Licensed Property, including but not limited to the following:

(i) Any such sublicense shall contain a provision that the sublicense will, at Licensor’s choice, either (A) be deemed automatically assigned by Licensee to Licensor or (B) terminate automatically upon any termination of this Agreement.

(ii) Licensee shall (A) notify Licensor promptly in writing upon becoming aware that any Sublicensee’s use of the Licensed Property deviates from the Quality Standards in any material respect, and (B) promptly undertake commercially reasonable efforts to cause such defective or nonconforming use to be cured or, if not curable, discontinued.

(iii) Licensor shall be a third-party beneficiary of such sublicense.

(iv) Licensor shall have the right to enforce the terms and conditions of, and terminate, such sublicense, whether as a party thereto or as a third-party beneficiary.

(c) In addition to the right to grant sublicenses pursuant to this Section 1.6, Licensee and each Sublicensee shall be permitted to allow any reseller or distributor of the Products and Services to use the Licensed Marks and Licensed Domain Names solely to the extent necessary to perform its obligations under the relevant agreement with Licensee or such Sublicensee. Each such agreement shall contain restrictions on the use of the Licensed Marks and Licensed Domain Names consistent with the restrictions contained herein, including but not limited to those in Section 1.6(b) (other than (b)(i) and (b)(iv)). A copy of each such agreement shall be provided to Licensor for review and approval prior to execution.

(d) Notwithstanding the grant of any sublicense hereunder, Licensee shall remain liable for any breach or default of the applicable terms and conditions of this Agreement by any of its Sublicensees, resellers or distributors with respect to the Licensed Property.

(e) No such Sublicensee, reseller or distributor shall be permitted to sublicense to any other person or entity the rights granted to it with respect to the Licensed Property.

(f) A copy of each sublicense shall be provided to Licensor for review and approval prior to execution.

1.7. Covenant. So long as this Agreement is effect, (i) Licensor will not use the product marks included in the Licensed Marks (e.g., Misys Tiger) on healthcare information technology products and services within the scope of the Licensed Business in the Territory and (ii) other than with respect to activities of the Licensor’s open source division, Licensor will not use the “Misys” mark or the “M” logo on healthcare information technology products and services within the scope of the Licensed Business in the Territory. For the avoidance of doubt, Licensor’s open source division may use the “Misys” mark, the “M” logo and other marks not included in the Licensed Marks on healthcare information technology products and services within the scope of the Licensed Business in the Territory.

2. Quality Standards and Control.

2.1. Quality Control. At all times, Licensee shall use and shall cause each Sublicensee to use the Licensed Property only in accordance with such quality standards and specifications as may be established by Licensor and communicated to Licensee in writing from time to time (the “Quality Standards”), including but not limited to the Misys Trademark Guidelines attached hereto as Exhibit B. Without limiting the foregoing, the Products and Services shall always be manufactured or performed in a manner that reflects favorably on the Licensed Property and does not tarnish them or the reputation of Licensor. With respect to the name and mark “Misys” and the “M” logo, Licensor may establish additional Quality Standards that shall be communicated to Licensee in writing from time to time.

2.2. Use of the Licensed Marks. All use of the Licensed Marks made hereunder shall faithfully reproduce the design and appearance of the Licensed Marks as reflected on Schedule A.

2.3. Inspection and Approval. Licensor or its designated representative shall have the right at any time during normal business hours to inspect and approve, which approval shall not be unreasonably withheld, any and all uses of the Licensed Marks to confirm that such use is in conformance with the terms of this Agreement. From time to time, upon Licensor’s reasonable request in writing, Licensee shall, at Licensee’s expense, (a) provide Licensor with representative samples of the ways in which the Licensed Marks are then being used (or photographs depicting the same), and

(b) permit Licensor to inspect Licensee’s places of business where the Licensed Marks are used, in each case for Licensor’s inspection and approval of such uses.

2.4. Deficiencies. If Licensor reasonably believes that the Licensed Business, a Sublicensee Business or the business of a reseller or distributor using the Licensed Marks or Licensed Domain Names is not being conducted in compliance with Licensor’s Quality Standards or if an inspection of the Products and Services reveals that they do not comply with Licensor’s Quality Standards, then Licensor shall promptly provide Licensee with written notice of such defects or violations, and shall allow Licensee thirty (30) days from the date of such notice in which to cure such defects or violations. Should the defects or violations not be remedied within such thirty (30) days, Licensor may, in its reasonable discretion, terminate this Agreement in accordance with Section 8.2 or bring an action to require specific performance. If such an action is brought and is successful, then Licensee shall have thirty (30) days within which to comply with the order. If, at the end of such thirty (30) days Licensee has not complied, this Agreement will terminate automatically.

3. Compliance with Law. Licensee shall use the Licensed Property only in such manner as will comply with the provisions of applicable laws and regulations relating to the Licensed Property. Licensee shall affix to all materials that bear a Licensed Mark, including, but not limited to, all stationery, labels, packaging, advertising and promotional materials, manuals, invoices and all other printed materials, (a) notices in compliance with applicable trademark laws and (b) such legend as Licensor may reasonably designate by written notice and is required or otherwise reasonably necessary to allow adequate protection of the Licensed Marks and the benefits thereof under applicable trademark laws from time to time. In connection herewith, Licensee may use the following legend:

“MISYS” is a registered trademark owned by Misys plc and is used under license.”

4. Ownership and Maintenance.

4.1. Ownership. (a) Licensee acknowledges and admits the validity of the Licensed Property and agrees that it will not, directly or indirectly, challenge the validity of the Licensed Property, or any registrations thereof and/or applications therefor in any jurisdiction, or the right, title and interest of Licensor therein and thereto, nor will it claim any ownership or other interest in the Licensed Property in any jurisdiction, other than the rights expressly granted hereunder.

(b) Licensee acknowledges that (i) the Licensed Property and the goodwill associated therewith are and will remain the exclusive property of Licensor, (ii) all uses of the Licensed Property shall inure solely to the benefit of Licensor, and (iii) Licensee has no right, title or interest in any other trademarks, services marks, trade names or domain names belonging to Licensor. Licensee shall not at any time do or suffer to be done any act or thing that will in any way impair the rights of Licensor in and to the Licensed Property. Nothing in this Agreement grants, nor shall Licensee acquire hereby, any right, title or interest in or to the Licensed Property or any goodwill associated therewith, other than those rights expressly granted hereunder. This Agreement shall not affect Licensor’s right to enjoin or obtain relief against any acts by third parties of trademark infringement or unfair competition.

(c) Licensee shall not at any time, without the prior written consent of Licensor, acquire a registration or file and prosecute a trademark application or applications to register the Licensed Property, or any component, variation or derivation thereof, or any name or mark confusingly similar thereto, for any goods or services anywhere in the world. If Licensee at any time, without the prior written consent of Licensor, files or causes to be filed, in its own name or otherwise on its behalf, an application to register or otherwise takes steps under applicable laws to obtain trademark or other protection of the Licensed Property in any country, territory or jurisdiction, Licensee shall, at the direction of Licensor, either (i) assign and transfer to Licensor, without further consideration, all right, title and interest in or to the Licensed Property in such country, territory or jurisdiction, or (ii) surrender and abandon such registration or application for registration.

4.2. Maintenance; Registrations; Filings. (a) Licensor shall be responsible for and retain sole discretion over the filing, protection and maintenance of the Licensed Property. Licensee shall execute all documents as are reasonably necessary or expedient to aid in, and shall otherwise cooperate at Licensor’s expense with, Licensor’s efforts to prepare, obtain, file, record and maintain all such registrations and applications. In particular, but without limitation, upon Licensor’s request, Licensee shall furnish Licensor with information or materials which are necessary or helpful to establish or evidence Licensor’s ownership of the Licensed Property, and the nature and scope of its rights therein, including but not limited to information regarding the Licensee’s first and subsequent dates of use, proof of such use dates, information regarding the nature and extent of the Licensee’s use, and actual specimens of use made by Licensee in advertising, printed materials or other materials which are used in connection with the promotion of the Products and Services.

(b) Licensor shall have no further maintenance obligations as to the Licensed Property or any registration thereof or application therefor upon giving written notice to Licensee that it does not intend to continue such maintenance; provided, however, that, other than as provided in Section 1.5, Licensor shall maintain its registrations for all the Licensed Domain Names during the term of this Agreement.

5. Infringement or Dilution. Licensee shall promptly notify Licensor upon becoming aware of any infringement or dilution of the Licensed Property. Licensor has the exclusive right to take, and shall take, such steps to stop such infringement or dilution as may be reasonably necessary in its reasonable determination to protect the Licensed Property. Licensee shall cooperate fully with Licensor to stop such infringement or dilution. Licensor shall have full control over any such action, including without limitation the right to select counsel, to settle on any terms it deems advisable in its discretion, to appeal any adverse decision rendered in any court, to discontinue any action taken by it, and otherwise to make any decision in respect thereto as it deems advisable in its discretion. Licensor shall bear all expenses connected with the foregoing, including for Licensee’s cooperation. To the extent Licensee has proven damages resulting from such infringement or dilution, Licensee shall share in the amount recovered, if any, net of Licensor’s expenses in connection with such action, pro-rata with Licensor’s damages in such action.

6. Indemnification.

6.1. Licensor does not, by virtue of this Agreement or of Licensee’s use of the Licensed Property, assume any liability with respect to the business of Licensee or the conduct thereof by Licensee, and Licensee shall defend, indemnify and hold harmless Licensor and its affiliates, successors and assigns, and its and their respective officers, directors, employees, agents, attorneys and representatives, from and against any and all claims, causes of action, suits, damages, losses, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees and expenses) (collectively, “Losses”) resulting from or arising out of claims, actions or proceedings brought by third parties against Licensor arising out of (a) Licensee’s breach of this Agreement, (b) any use by Licensee of the Licensed Property, (c) any misuse by Licensee of the Licensed Property including but not limited to use of the Licensed Property in false advertising; and (d) defects in the Products and Services offered by the Licensee or any Sublicensee under the Licensed Property.

6.2. Licensee does not, by virtue of this Agreement or of Licensee’s use of the Licensed Property, assume any liability with respect to the business of Licensor or the conduct thereof by Licensor, and Licensor shall defend, indemnify and hold harmless Licensee and its Affiliates, successors and assigns, and its and their respective officers, directors, employees, agents, attorneys and representatives, from and against any and all Losses resulting from or arising out of claims, actions or proceedings brought by third parties against Licensee arising out of Licensor’s breach of this Agreement.

7. Representations and Warranties. Each Party represents and warrants that it has executed this Agreement freely, fully intending to be bound by the terms and provisions contained herein; that it has full corporate power and authority to execute, deliver and perform this Agreement; that the person signing this Agreement on behalf of such Party has properly been authorized and empowered to enter into this Agreement by and on behalf of such Party; that prior to the date of this Agreement, all corporate action of such Party necessary for the execution, delivery and performance of this Agreement by such Party has been duly taken; and that this Agreement has been duly authorized and executed by such Party, is the legal, valid and binding obligation of such Party, and is enforceable against such Party in accordance with its terms.

8. Term; Termination.

8.1. Term. The term of this agreement shall become effective as of the date hereof, and shall continue in effect until terminated in accordance with the provisions of Section 8.2.

8.2. Termination. (a) Licensor may terminate this Agreement or a sublicense upon written notice to Licensee or such Sublicensee, if:

(i) There is a change in control of Licensee or such Sublicensee.

(ii) Licensee or such Sublicensee breaches any provision of this Agreement and fails to cure such breach within thirty (30) days after the date of Licensor’s written notice thereof.

(iii) Licensee or such Sublicensee files, or consents to the filing against it of, a petition for relief under any bankruptcy or insolvency laws, makes an assignment for the benefit of creditors or consents to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other official with similar powers over a substantial part of its property; or a court having jurisdiction over Licensee or such Sublicensee or any of the property of Licensee or such Sublicensee shall enter a decree or order for relief in respect thereof in an involuntary case under any bankruptcy or insolvency law, or shall appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or official with similar powers over a substantial part of the property of Licensee or such Sublicensee, or shall order the winding-up, liquidation or rehabilitation of the affairs of Licensee or such Sublicensee, and such order or decree shall continue in effect for a period of sixty (60) consecutive days.

(iv) Licensor provides such written notice of termination sixty (60) days in advance of the date of termination.

(b) Notwithstanding anything to the contrary contained herein, termination of this Agreement by either Party in whole or in part shall be without prejudice to any other remedy otherwise available hereunder, under law or at equity, to such Party or the other Party.

(c) Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of Licensor and Licensee pursuant to Sections 4.1, 6, 8.2(b), 8.2(c), 8.3 and 9 shall survive indefinitely regardless of any cancellation, expiration or termination of this Agreement.

8.3. Effects of Termination. Any termination of this Agreement in accordance with the terms hereof shall be final. Upon the termination of this Agreement:

(a) all rights in the Licensed Property granted to Licensee or any Sublicensee hereunder shall automatically revert to Licensor, and Licensee or any Sublicensee shall have no further rights in, and shall immediately cease all use of, the Licensed Property, except that Licensee and any Sublicensee shall have a thirty (30) day period after termination to transition away from use of the Licensed Property;

(b) Licensee shall immediately destroy and cause any Sublicensee, reseller or distributor to destroy all materials used for reproducing the Licensed Property

(including without limitation photographic negatives, printing plates and tooling), except that Licensee and any Sublicensee shall have a thirty (30) day period after termination to transition away from use of the Licensed Property and shall, within thirty (30) days after such destruction has taken place, provide Licensor with an affidavit executed by an officer of Licensee attesting thereto;

(c) Licensee will use reasonable efforts to cease using the Licensed Property on buildings, cars, trucks and other fixed assets as soon as possible but in any event within three (3) months of termination;

(d) Licensee shall and shall cause any Sublicensee to change its name to a name that does not include any name, mark, domain name or other source indicator using any of the Licensed Property or any name, mark, domain name or other source indicator that Licensor reasonably deems confusingly similar thereto;

(e) Licensor shall, for a period of six (6) months after the termination of this Agreement, redirect Internet traffic seeking any of the Licensed Domain Names to such domain name or names as Licensee shall specify in writing;

(f) Licensee shall and shall cause any Sublicensee to change the domain names on the websites currently using the Licensed Domain Names to domain names that do not include any name, mark, domain name or other source indicator using any of the Licensed Property or any name, mark, domain name or other source indicator that Licensor reasonably deems confusingly similar thereto and shall remove all references to the Licensed Property in the content on any such websites; and

(g) Licensee will not and will cause any Sublicensee not to use or do business under, or assist any third party in using or doing business under, any name, mark, domain name or other source indicator using any of the Licensed Property or any name, mark, domain name or other source indicator that Licensor reasonably deems confusingly similar thereto.

9. Miscellaneous.

9.1. Assignment. Licensee shall not assign or attempt to assign its rights or obligations hereunder without Licensor’s prior written consent. Licensor shall not assign or attempt to assign its rights or obligations hereunder without Licensee’s prior written consent; provided, however, that no such consent shall be required for an assignment by Licensor in connection with (i) any assignment to an affiliate, (ii) any assignment or sale of all or substantially all of the equity or similar interests of Allscripts that are owned by Licensor, or (iii) any assignment or sale of all or substantially all of Licensor’s assets, or any merger, consolidation or other business combination to which Licensor is a party, provided, further, however, that Licensor agrees that it will not assign its rights or obligations hereunder apart from all or substantially all of the equity or similar interests of Allscripts that it owns and the Licensed Marks that are specific to the Licensed Business, which, for the avoidance of doubt, do not include the name and mark “Misys” or the “M” logo or any other name and mark other than the Licensed Marks.

Any assignment or attempt to do so in violation of this Agreement shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

9.2. Entire Agreement. This Agreement constitutes the entire agreement between Licensor and Licensee with respect to the subject matter hereof and supersedes and cancels all prior agreements and understandings between Licensor and Licensee, whether written and oral, with respect thereto (including the Existing License).

9.3. Amendment; Waivers. This Agreement shall not be amended, supplemented or modified except in a writing executed by authorized representatives of the Parties. Waiver by a Party of any breach of any provision of this Agreement by the other Party shall not operate, or be construed, as a waiver of any subsequent or other breach.

9.4. No Agency. Licensor and Licensee are independent contractors with respect to each other, and nothing herein shall create any association, partnership, joint venture or agency relationship between them.

9.5. Further Assurances. Each of the Parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement. The Parties shall act in good faith in the performance of their obligations under this Agreement.

9.6. Severability. If any provision of this Agreement is inoperative or unenforceable for any reason in any jurisdiction, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement in any jurisdiction shall not affect the remaining portions of this Agreement in such jurisdiction or in any other jurisdiction.

9.7. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. For purposes of any claim, suit, action or proceedings arising out of or in connection with this Agreement, each of the parties hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the County of New York in the State of New York.

9.9. Equitable Relief. Each Party hereto acknowledges that the other Party will suffer irreparable harm as a result of the material breach by such Party of any covenant or agreement to be performed or observed by such Party under this Agreement, and acknowledges that the other Party shall be entitled to apply for and, if granted, receive from any court or administrative body of competent jurisdiction a temporary restraining order, preliminary injunction and/or permanent injunction, without any necessity of proving damages, enjoining Licensee from further breach of this Agreement or further infringement or impairment of the rights of Licensor.

9.10. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if sent by first-class registered or certified mail, return receipt requested, postage prepaid, on the fifth day following the date of deposit in the mail, (b) if delivered personally, when received, or (c) if transmitted by facsimile or other telegraphic communications equipment, when confirmed, in each case addressed as follows:

If to Licensor, to:

Misys plc
One Kingdom Street
London W2 6BL
United Kingdom
Telecopy:	+44 (0)20 3320 5000
Telephone:	+44 (0)20 3320 1771
Attention:	Group General Counsel & Company Secretary

If to Licensee, to:

Misys Healthcare Systems, LLC
8529 Six Forks Road

Raleigh, North Carolina 27615
Telecopy:	(919) 457-4982
Telephone:	(919) 329-1982
Attention:	Corporate Counsel

or, in each case, to such other address or facsimile number or to the attention of such other person as may be specified in writing by such Party to the other Party.

9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall be one and the same instrument.

9.12. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

9.13. Construction of this Agreement. In any construction of this Agreement, the Agreement shall not be construed against any Party based upon the identity of the drafter of the Agreement or any provision of it.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MISYS PLC

By:	/s/ James C. Malone
Name:	James C. Malone
Title:	Chief Financial Officer

MISYS HEALTHCARE SYSTEMS, LLC

By:	/s/ Kathy F. Twiddy
Name:	Kathy F. Twiddy
Title:	SVP, General Counsel